Exhibit 99.1

FOR IMMEDIATE RELEASE

E*TRADE FINANCIAL Media Relations Contact

Pam Erickson

617-296-6080

pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact

Brett Goodman

646-521-4406

brett.goodman@etrade.com

E*TRADE FINANCIAL ANNOUNCES CLOSING OF DEBT EXCHANGE OFFER

Over $1.7 billion of Zero Coupon Convertible Debentures due 2019 to be issued in exchange for Interest Bearing Debt

New York, NY, August 25, 2009 – E*TRADE FINANCIAL Corporation (NASDAQ: ETFC) announced today the closing of its debt exchange offer for certain of its outstanding interest-bearing notes (the “Exchange Offer”). In connection with the Exchange Offer, the Company issued an aggregate of $1,739,616,000 aggregate principal amount of zero coupon Class A Convertible Debentures (the “Class A Debentures”) and $2,255,000 aggregate principal amount of zero coupon Class B Convertible Debentures (the “Class B Debentures”). The Class A Debentures and Class B Debentures will be convertible into shares of the Company’s common stock at initial conversion prices of $1.0340 and $1.5510 per share, respectively, but are otherwise identical in all respects. Based upon their respective initial conversion prices, the Class A Debentures will be convertible into 1,682,413,926 shares of the Company’s common stock and the Class B Debentures will be convertible into 1,453,900 shares of the Company’s common stock.

About E*TRADE FINANCIAL

The E*TRADE FINANCIAL family of companies provides financial services including online brokerage and related banking products and services to retail investors. Specific business segments include Trading and Investing, and Balance Sheet Management. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.

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Important Notices

E*TRADE FINANCIAL, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE FINANCIAL Corporation.

© 2009 E*TRADE FINANCIAL Corporation. All rights reserved.